SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13D
(Amendment No. 2)
Under the Securities Exchange Act of 1934
SONUS NETWORKS, INC.

(NAME OF ISSUER)
Shares of Common Stock, par value $.001 per share

(Title of Class of Securities)
835916107

(CUSIP NUMBER)
Darrin Payne
P.O. Box 71082
Dubai, United Arab Emirates
+971-4317-5800

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
11 December 2007

(Date of event which requires filing of this statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box ☐
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.	835916107

13D

1	NAME OF REPORTING PERSONS Galahad Securities Limited
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		61,905,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		61,905,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	61,905,079

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	23.1%

14	TYPE OF REPORTING PERSON*

	OO
* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	835916107

13D

1	NAME OF REPORTING PERSONS Legatum Capital Limited
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		61,905,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		61,905,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	61,905,079

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	23.1%

14	TYPE OF REPORTING PERSON*

	OO
* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	835916107

13D

1	NAME OF REPORTING PERSONS Legatum Global Holdings Limited
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		61,905,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		61,905,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	61,905,079

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	23.1%

14	TYPE OF REPORTING PERSON*

	OO
* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	835916107

13D

1	NAME OF REPORTING PERSONS Legatum Global Investment Limited
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		61,905,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		61,905,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	61,905,079

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	23.1%

14	TYPE OF REPORTING PERSON*

	OO
* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	835916107

13D

1	NAME OF REPORTING PERSONS Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996.
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	The Cayman Islands

	7	SOLE VOTING POWER

NUMBER OF		61,905,079

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		61,905,079

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	61,905,079

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	23.1%

14	TYPE OF REPORTING PERSON*

	OO
* SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13D

Item 1.	Security and Issuer
     This Amendment No. 2 amends the Statement on Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “Commission”) on 6 August 2007 and Amendment No. 1 filed with the Commission on 10 September 2007 by Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Global Investment Limited and Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996. The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

Item 2.	Identity and Background
     Schedule A is hereby amended as attached hereto.

Item 3.	Source and Amount of Funds
     As of the close of business on 13 December 2007, the Reporting Persons have invested $432,384,325 in the purchase of shares of the Issuer. The above amount includes any commissions incurred in making the investments. The source of these funds derives from the working capital of the Reporting Persons.

Item 5.	Interest in Securities of the Issuer
(a) As of 13 December 2007, the Reporting Persons beneficially own 61,905,079 shares of common stock of the Issuer, which represents 23.1% of the Issuer’s outstanding shares of common stock, which such percentage was calculated by dividing (i) 61,905,079 shares of common stock owned by the Reporting Persons by (ii) 268,357,205 shares of common stock outstanding as of 30 September 2007 based upon SEC Form 10Q filed on 9 November 2007. The 61,905,079 shares described above are beneficially owned by the Reporting Persons.
(b) See (a) above.
(c) Other than as set out in Exhibit 1, there have not been transactions effected by the Reporting Persons.
(d) Not Applicable.
(e) Not Applicable.

Item 7.	Material to be Filed as Exhibits

Schedule A	Item 2 Reporting Persons

Exhibit 1	Purchase of Common Stock of the Issuer in the past 60 days
[signature page follows]

Signature
     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Galahad Securities Limited
Signature: /s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director
Date: 13 December 2007
Legatum Capital Limited
Signature: /s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director
Date: 13 December 2007
Legatum Global Holdings Limited
Signature: /s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director
Date: 13 December 2007
Legatum Global Investment Limited
Signature: /s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director
Date: 13 December 2007
Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996
Signature: /s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director
Date: 13 December 2007

SCHEDULE A
The (i) name, (ii) title, (iii) citizenship, (iv) principal occupation and (v) business address of each director of (A) Galahad Securities Limited, (B) Legatum Capital Limited, (C) Legatum Global Holdings Limited, (D) Legatum Global Investment Limited and (E) Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996 are as follows.
A.	Galahad Securities Limited

Name	Title	Citizenship	Principal Occupation	Business Address
Derek Sheeler	Director	U.S.	Chief Investment Officer	PO Box 71082, Dubai, United Arab Emirates
Philip Vassiliou	Director	Britain	Senior Vice President	PO Box 71082, Dubai, United Arab Emirates
Mark Stoleson	Director	U.S.	President	PO Box 71082, Dubai, United Arab Emirates
B.	Legatum Capital Limited

Alan McCormick	Director	Britain	Managing Director	PO Box 71082, Dubai, United Arab Emirates
Philip Vassiliou	Director	Britain	Senior Vice President	PO Box 71082, Dubai, United Arab Emirates
Mark Stoleson	Director	U.S.	President	PO Box 71082, Dubai, United Arab Emirates
C.	Legatum Global Holdings Limited

Christopher Chandler	Director	New Zealand	Chairman	PO Box 71082, Dubai, United Arab Emirates
Alan McCormick	Director	Britain	Managing Director	PO Box 71082, Dubai, United Arab Emirates
Mark Stoleson	Director	U.S.	President	PO Box 71082, Dubai, United Arab Emirates
Darrin Payne	Secretary	Australia	Chief Financial Officer	PO Box 71082, Dubai, United Arab Emirates

D.	Legatum Global Investment Limited

Christopher Chandler	Director	New Zealand	Chairman	PO Box 71082, Dubai, United Arab Emirates
Alan McCormick	Director	Britain	Managing Director	PO Box 71082, Dubai, United Arab Emirates
Mark Stoleson	Director	U.S.	President	PO Box 71082, Dubai, United Arab Emirates
Darrin Payne	Secretary	Australia	Chief Financial Officer	PO Box 71082, Dubai, United Arab Emirates
E.	Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996

Richard Douglas	Director	Britain	Director	One Capital Place, George Town, Grand Cayman, Cayman Islands BWI
Mark Stoleson	Director	U.S.	President	PO Box 71082, Dubai, United Arab Emirates
Security Ownership of Schedule A Persons
Derek Sheeler, a director of Galahad Securities Limited, currently owns 49,999 shares of the Issuer. Mr. Sheeler has no plans to dispose of his shares and, depending upon market conditions, he may choose to acquire additional shares of the Issuer.